Exhibit 99.1

Contacts:	Frederick M. Green, President and Chief Executive Officer Phone: (763) 592-1900 William J. Birmingham Interim Chief Financial Officer Phone: (763) 592-1900

Ault Incorporated Reports First Quarter Fiscal Year 2006 Results

Conference Call Set for Tuesday, October 11 at 8:00 a.m. CT

MINNEAPOLIS —October 10, 2005 — Ault, Incorporated (Nasdaq NMS: AULTE) reported results for its first quarter fiscal 2006 ended August 28, 2005.  For the fiscal quarter, net sales were $9.2 million, down 11 percent from $10.3 million reported for the first quarter of fiscal 2005.  Company officials noted two reasons for the decline: 1) shifts in strategic market focus for China that decreased sales by $550,000; and 2) orders scheduled for shipment at year-end of fiscal 2004 that shipped in the first quarter of fiscal year 2005 amounting to $588,000.

For the first quarter of fiscal 2006, the Company recorded a net loss applicable to common stockholders of $(458,000) or $(0.09) per diluted share, compared to a net loss applicable to common stockholders of $(119,000), or $(0.02) per diluted share for the same period last fiscal year.

Professional services and a severance payment totaled $446,000 for the quarter ended August 28, 2005, an increase of $327,000 over the comparable quarter of the prior year.

Frederick M. Green, Ault president and chief executive officer, commented, “We continue to make significant progress toward our goal of achieving profitability in fiscal 2006 and remain optimistic about sales increases through the end of the year. The expected increases in sales are driven primarily by two existing customers that have new product launches planned during our second quarter.”

For more information on this announcement, please join the Ault first quarter 2006 conference call on Tuesday, October 11, 2005 at 8:00 a.m. Central Daylight Time.  To join the conference call, please call 1-800-638-5439 and enter the pass code 11632370.  Please call five to ten minutes before the designated start time.  The live webcast of the call may be accessed online on StreetEvents at www.streetevents.com or on Ault’s web site at www.aultinc.com.  The call will be archived at StreetEvents and Ault’s web site for 90 days.  You may also listen to an encore recording of the conference call from 11:00 a.m. Central Daylight Time Tuesday, October 11 through Tuesday, October 18, 2005 by dialing 1-888-286-8010 and then the pass code, 42107555.

Ault is a leading manufacturer of power conversion products headquartered in North America.  The Company is a major supplier to original equipment manufacturers of wireless and wireline communications infrastructure, computer peripherals and handheld devices, medical equipment, industrial equipment and printing/scanning equipment.

Statements regarding Ault’s anticipated future performance are forward-looking and therefore involve risks and uncertainties that could cause results or developments to differ significantly from those indicated in the forward-looking statements.  These include, but are not limited to: market conditions in the global electronics industry, buying patterns of major customers, competitive products and technologies, the ability to control expense growth, and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

- Financials Follow -

AULT INCORPORATED & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, Except Share and Amounts Per Share)

	(Unaudited)
	Three Months Ended
	August 28, 2005	August 29, 2004

Net Sales	$9,198	$10,336

Cost of Goods Sold	6,593	7,575
Gross Profit	2,605	2,761

Operating Expenses:
Marketing	798	784
Design Engineering	697	721
General & Administrative	1,571	1,299
	3,066	2,804

Operating Loss	(461)	(43)

Non Operating Income (Expense):
Interest Expense	(49)	(88)
Other	90	13
	41	(75)

Loss Before Income Taxes	(420)	(118)

Income Tax Expense	2	1

Loss From Continuing Operations	(422)	(119)

Discontinued Operations	—	36

Net Loss	(422)	(83)

Redeemable Convertible Preferred Stock Dividends	(36)	(36)

Net Loss Applicable to Common Stockholders	$(458)	$(119)

Net Basic and Diluted Loss Per Common Share:
Continuing Operations	$(0.09)	$(0.03)
Discontinued Operations	—	0.01
Loss Per Common Share	$(0.09)	$(0.02)

Weighted average common shares outstanding:
Basic	4,831,546	4,787,937
Diluted	4,831,546	4,787,937

AULT INCORPORATED & SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

	(Unaudited)
	August 28, 2005	May 29, 2005
Assets:
Current Assets
Cash and Cash Equivalents	$2,918	$2,191
Trade Receivables, Less Allowance for Doubtful Accounts of $786 at August 28, 2005; $781 at May 29, 2005	6,197	5,766
Inventories	3,283	3,377
Note Receivable JEC – Current Portion	1,125	563
Prepaid and Other Expenses	796	741
Total Current Assets	14,319	12,638

Note Receivable JEC – Non-current portion	1,125	1,687

Property Equipment and Leasehold Improvements:
Building and Leasehold Improvements	764	764
Machinery and Equipment	5,302	5,314
Office Furniture	378	344
Data Processing Equipment	1,669	1,630
	8,113	8,052

Less Accumulated Depreciation	5,718	5,677

	2,395	2,375

Other Assets	92	106

Total Assets	$17,931	$16,806

	(Unaudited)
	August 28, 2005	May 29, 2005
Liabilities and Stockholders’ Equity:
Current Liabilities
Current Maturities of Long-Term Debt	$296	$290
Accounts Payable	6,495	4,892
Accrued Compensation	934	978
Accrued Commissions	239	272
Other	370	350
Total Current Liabilities	8,334	6,782

Redeemable Convertible Preferred Stock, No Par Value, 2,074 Shares Issued and Outstanding; Liquidation Preference of $1,000 Per Share	2,074	2,074

Stockholders’ Equity:
Preferred Stock, No Par Value, Authorized, 1,000,000 Shares;
Common Shares, No Par Value, Authorized 10,000,000 Shares; Issued and Outstanding 4,861,192 on August 28, 2005; and 4,806,116 on May 29, 2005;	21,520	21,390
Notes Receivable arising from the sale of common stock	(43)	(44)
Accumulated Other Comprehensive Income (Loss)	(45)	55
Accumulated Deficit	(13,909)	(13,451)
	7,523	7,950

	$17,931	$16,806

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